                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of the 9th day of August, 2001, by and among Dreams, Inc., a Utah corporation ("Dreams"), Dreams/GOI Merger Sub, Inc., a Florida corporation ("Merger Sub"), The Greene Organization, Inc., a Florida corporation (the "Company") and Warren H. Greene, as sole shareholder of the Company ("Shareholder") (collectively the "Parties").

                                    RECITALS

     WHEREAS, the Parties wish to provide for the terms and conditions of a merger of the Company with and into Merger Sub, a direct wholly owned subsidiary of Dreams (the "Merger"), in a transaction that is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and as a forward triangular merger under Code Sections 368(a)(1)(A) and Section 368(a)(2)(D) and provide for the representations, warranties, agreements and conditions applicable to the Merger.

     WHEREAS, the Parties intend that this Agreement constitute a "plan of reorganization" for purposes of Section 368 of the Code.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                          DEFINITIONS AND CONSTRUCTION

1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

     "Agreement" shall mean this Agreement and Plan of Merger, including all Exhibits and Schedules hereto.

     "Merger Consideration" shall mean Two Million Two Hundred Thousand (2,200,000) shares of Dreams Common Stock and $300,000 to be distributed in the manner described in Section 2.1(b) and 2.2(a).

     "Closing" shall mean the consummation of the transactions contemplated by this Agreement.

     "Closing Date" shall mean the date on which the Closing occurs pursuant to
Section 2.2.

     "Company Common Stock" shall mean five hundred (500) Common Shares, $1.00 par value per share, of the Company.

     "Dreams Common Stock" shall mean common stock of Dreams, no par value per share.

     "Effective Time" shall mean the time when the Merger of Merger Sub with and into the Company becomes effective under applicable law as provided in Section 2.1(a).

     "FBCA" shall mean the Florida Business Corporations Act.

     "Merger" shall have the meaning specified in the preamble hereto.

     "Merger Consideration" shall have the definition set forth in Section
2.1(b).

                                   ARTICLE II
                         THE MERGER AND RELATED MATTERS

2.1  THE MERGER.

     (a)  Merger; Effective Time.  At the Effective Time and subject to and upon
          ----------------------
the terms and conditions of this Agreement, Merger Sub shall merge with the Company in accordance with the provisions of the FBCA, the separate corporate existence of the Company shall cease and the Merger Sub shall continue as the surviving corporation (the "Surviving Corporation"), and will effectively have its name changed to The Greene Organization. The Effective Time shall occur upon the filing with the Department of State of the State of Florida (the "Department of State") articles of merger (the "Articles of Merger") substantially in the form of Exhibit 2.1(a) and executed in accordance with the applicable provisions of the FBCA, or at such later time as may be agreed to by Dreams and the Company and specified in the Articles of Merger. The parties will cause the Articles of Merger to be filed with the Department of State as soon as practicable after the Closing.

     (b)  Merger Consideration. At the Effective Time, by virtue of the Merger
          --------------------
and without any action on the part of any holder of capital stock of Dreams, the Company or Merger Sub, the shares of Company Common Stock held by the Shareholder will be exchangeable for and converted into (i) 2,200,000 shares of Dreams Common Stock, pursuant to Section 2.2(a), and (ii) $300,000 which was paid to the Shareholder shall for all purposes be treated as additional merger consideration which is paid at the Effective Time (and, for federal tax purposes, as additional property received by Shareholder in exchange for his Company Common Stock under Section 356(a)(1) of the Code (collectively the 2,200,000 shares of Dreams and the $300,000 is sometimes hereafter referred to as the "Merger Consideration")..

     (c)  Effects of the Merger.  The Merger shall have the effects set forth in
          ---------------------
Section 607.1109 of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     (d)  Articles of Incorporation of Surviving Corporation.  The Articles of
          --------------------------------------------------
Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

     (e)  By-laws of the Surviving Corporation. The By-laws of Merger Sub, as in
          ------------------------------------
effect at the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law.

     (f)  Directors and Officers of Surviving Corporation.  The directors of the
          -----------------------------------------------
Surviving Corporation at the Effective Time shall be Ross Tannenbaum, Warren H.
Greene and Sam D. Battistone.   All such Directors will serve on the Board from
the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-laws of the Surviving Corporation, or as otherwise provided by applicable law. The officers of the Surviving Corporation at the Effective Time shall be Warren H. Greene as President, Ross Tannenbaum as Chief Executive Officer, Sam
D. Battistone as Treasurer and Mark Viner as Chief Financial Officer and
Secretary.   All such officers will hold office until their respective
successors are duly appointed and qualify in the manner provided in the By-laws of the Surviving Corporation, or as otherwise provided by applicable law.

2.2  CONVERSION OF SECURITIES.

     (a)  Conversion of Company Securities.  At the Effective Time, by virtue of
          --------------------------------
the Merger and without any action on the part of Dreams, Merger Sub, the Company or Shareholder:

          (i) Each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive, and shall be exchangeable for 4,400 validly issued, fully paid and non-assessable shares of Dreams Common Stock. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Dreams Common Stock to be issued pursuant to this Section 2.2(a) with respect thereto upon the surrender of the certificate or certificates representing such shares in accordance with Section 2.3, without interest.

          (ii) Each share of Company Common Stock that immediately prior to the Effective Time is held by the Company as a treasury share or is then held by any direct or indirect subsidiary of the Company shall be canceled and retired without payment of any consideration thereof and without any conversion thereof into the Merger Consideration.


     (b) Conversion of Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Dreams, Merger Sub, the Company or the holders of any of their securities, each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation.

2.3  CLOSING.

     (a) The Closing shall take place (i) at 11:00 a.m. (Eastern Standard Time) at the executive offices of Dreams in Ft. Lauderdale, Florida, on the date the Articles of Merger are filed with the Department of State, or (ii) on such other date and at such other time or place as is mutually agreed by the parties hereto.

     (b) Exchange Procedure. At the Closing or as soon thereafter as practicable, Dreams shall cause to be issued and distributed to Shareholder 2,200,000 shares of Dreams Common Stock. At such time Shareholder shall deliver to Dreams the certificate or certificates evidencing the outstanding shares in the Company held by Shareholder.

                                  ARTICLE III
                               SECURITIES MATTERS

     3.1  Dreams Documents.  Shareholder acknowledges receipt from Dreams of all
          ----------------
documents which he has requested.

     3.2  Certain Information.  Shareholder acknowledges the following regarding
          -------------------
Dreams and matters concerning Dreams and makes the following representations and further acknowledges he has had the opportunity to discuss the following information with his professional advisors, counsel or accountants and that he is aware of the circumstances and consequences of the following information:

          (a)  Shareholder has received a copy  of the following:

               (i) Dreams, Inc. Form 10KSB for the fiscal year ended March 31, 2001.

          Exhibits to the above referenced documents have also been made available to Shareholder.

          (b) Existing shareholders of Dreams common stock have purchased shares at prices substantially less than the amount to be paid by Shareholder.

          (c) Shareholder will have no ability to control or exercise any influence over the management of Dreams.

          (d) Shareholder acknowledges that he may lose his entire investment and that the loss of his entire investment will impose no significant hardship upon Shareholder or Shareholder's Business or family.

          (e) The Shares are illiquid and will be considered by Shareholder to be unavailable for resale pursuant to the representations set out herein and the covenants contained herein.

          (f) Shareholder (i) is a citizen of the United States, and is at least 21 years of age, and (ii) is a bona fide permanent resident of and is domiciled in the State set forth in this Agreement and has no present intention of becoming a resident of any other State of jurisdiction, and
     (iii) has a preexisting personal or business relationship with Dreams or its control persons.

          (g) Shareholder has a net worth (exclusive of homes, home furnishings and personal automobiles) in excess of One Million Dollars.

          (h) Shareholder is able (i) to bear the economic risk of this investment, (ii) to hold the Shares indefinitely, and (iii) presently to afford a complete loss of this investment; Shareholder has adequate means of providing for current needs and personal contingencies, has no need for liquidity in this investment.

          (i) Shareholder, or Shareholder together with his Shareholder representative, if any, have such knowledge and experience in financial and business matters that he and such representative are capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision.

          (j) Shareholder confirms that, in making his decision to purchase the Shares, he has relied solely upon independent investigations made by him and/or by his representatives, including his own professional tax and other advisors and that he and such representatives and advisors have been given the opportunity to ask questions of, and to receive answers from persons acting on behalf of Dreams concerning the terms and conditions of this investment and to obtain any additional information, to the extent such persons possess such information or can acquire it without unreasonable effort or expense.

          (k) The Shares hereby subscribed are being acquired by Shareholder in good faith solely for his own personal account, for investment purposes only, and are not being purchased for resale, re-syndication, distribution, subdivision or fractionalization thereof; Shareholder has no contract or arrangement with any person to sell, transfer or pledge to any person the Shares or any part thereof, any interest therein or any rights thereto; Shareholder has no present plans to enter into any such contract or arrangement; and he understands that as a result he must bear the economic risk of the investment for an indefinite period of time because the Shares have not been will not be registered under the Securities Act of 1933 (the "Act") and, therefore, cannot be sold unless they are subsequently registered under the Act (which Dreams is not obligated to do, and has no present intention of doing) or unless an exemption from such registration is available.

          (l) Shareholder understands that no federal or state agency has passed on or made any recommendation or endorsement of the Shares and that Dreams is relying on the truth and accuracy of the representations, declarations and warranties herein made by him in offering the Shares for sale to him without having first registered the same under the Act.

          (m) Shareholder acknowledges that Dreams has no obligation to register any Dreams Common Stock issued pursuant to the Merger.

          (n) Shareholder understands that affiliates of Dreams and other persons will, in the future, pursuant to options, employee benefit plans, other warrants and under other circumstances purchase shares and warrants to purchase shares of Dreams common stock at a price substantially less than the amount paid by Shareholder.

          (o) Shareholder consents to the placement of a legend on the certificate representing the Shares in a form substantially as follows:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SALE OR OTHER DISPOSITION OF THE SHARES IS PROHIBITED UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933. BY ACQUIRING THE SHARES REPRESENTED BY THIS CERTIFICATE, EACH SHAREHOLDER REPRESENTS THAT HE HAS ACQUIRED SUCH CERTIFICATE FOR INVESTMENT AND THAT HE WILL NOT SELL OR OTHERWISE DISPOSE OF THESE SHARES WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACT AND THE RULES AND REGULATIONS THEREUNDER."

          (p)  NONE has acted as Shareholder Representative (as defined in Rule
               ----
     501 of the Securities and Exchange Commission) for Shareholder (if none, so specify). Shareholder has been advised by his Shareholder Representatives as to the merits and risks of the investment in the Shares in general and the suitability of the investment for Shareholder in particular. His Shareholder Representative has confirmed to Shareholder in writing (a copy of which instrument has been attached to this Stock Purchase Agreement by Shareholder) of any past, present or presently intended future relationship between the Shareholder Representative and Dreams or affiliate of Dreams.

          If Shareholder has no Shareholder Representative, please insert "NONE.

          (q) Shareholder acknowledges that this Agreement does not contain the information necessary for Shareholder to make an investment decision and Shareholder, along with his Shareholder Representative is responsible to make additional requests for information and independently analyze such information.

     3.3  Additional Information.  Shareholder acknowledges that he has had the
          ----------------------
opportunity to ask questions and receive answers concerning the Shares, Dreams and Dreams' business and has obtained all additional information which he has requested.

     3.4  Accredited Investor.  Shareholder represents and warrants to Dreams
          -------------------
that he is one of the following as indicated:

          (a) A natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000.

                                    Yes _____    No _____

          (b) A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

                                    Yes _____    No _____

          (c) (i) A bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; (ii) a broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934; (iii) an insurance company as defined in Section 2(13) of the Act; (iv) an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; (v) a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; (vi) an agency or instrumentality of a state or its political subdivisions for the benefit or its employees, which plan has total assets in excess of $5,000,000;
     (vii) an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 the investment decision of which is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, its investment decisions are made solely by persons that are accredited investors.

                                    Yes _____    No _____

          (d) A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

                                    Yes _____    No _____

          (e) An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring the securities offered, with total assets of $5,000,000.

                                    Yes _____    No _____

          (f)  A director or executive officer of Dreams.

                                    Yes _____    No _____

          (g) A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii).

                                    Yes _____    No _____
          (h) Any entity in which all of the equity owners are accredited investors.

                                    Yes _____    No _____


                                  ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDER

     4.1 Company and Shareholder represent and warrant to Dreams that the shares of the Company Common Stock held by Shareholder which will be converted into Dreams Common Stock are free of all liens and encumbrances and that Shareholder has not granted any rights in or to those shares to any other party. All of the issued and outstanding Shares of Company are validly issued, fully paid and non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of Company or any agreement by which Company or any of its subsidiaries is a party or by which it is bound.

     4.2  Applicable Information.  Company and Shareholder represent to Dreams
          ----------------------
that all information regarding the Company including any information requested by Dreams has been provided to Dreams and that all such information is accurate, true and correct.


                                   ARTICLE V
                             COVENANTS OF PARTIES

     The parties agree as follows with respect to this Agreement.

     5.1  General.  Each of the parties will use his or its reasonable best
          -------
efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party.

     5.2  Confidentiality.  The terms and conditions of this Agreement are
          ---------------
intended by the parties to be highly confidential. The terms of this Agreement shall be referred to herein as the "Confidential Information" and shall not be disclosed to any third party without the consent of the other party to this Agreement. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

Information which is generally available to the public immediately prior to the time of disclosure.

     5.3  Piggyback Registration.  If Dreams proposes to register any of its
          ----------------------
Executive's (as defined below) securities under the Act at any time while the Shareholder is employed as an employee/consultant (other than in connection with a merger or pursuant to Form S-8), Dreams will give written notice by registered mail, at least ten (10) days prior to the filing of such registration statement, to the Shareholder of its intention to do so. If the Shareholder notifies Dreams within ten (10) business days after receipt of any such notice of its desire to include any such Dreams Common Stock held by the Shareholder in such proposed registration statement, Dreams shall afford the Shareholder, at no cost to the Shareholder, the opportunity to have any such Dreams Common Stock registered under such registration statement, provided however that the Shareholder shall pay for any transfer, underwriting fees and commissions and the fees of any counsel of the Shareholder. "Executive" for the purposes of this Section 5.3 shall mean Ross Tannenbaum or Sam Battistone.

     Dreams shall have the right at any time after it shall have given written notice to file a registration statement to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof.

                                  ARTICLE VI
               REPESENTATIONS RELATING TO REORGANIZATION STATUS

     6.1 Prior to the Effective Time, Dreams will be in control of Merger Sub within the meaning of Section 368(c) of the Code

     6.2 Dreams and Merger Sub have no present plan or intention to reacquire any of the shares of Dreams Common Stock issued in the Merger, other than as a result of the terms and conditions of this Agreement.

     6.3 No stock of Merger Sub has been distributed to the Company or to the Shareholder pursuant to the Agreement.

     6.4 Dreams has no present plans or intention to liquidate the Surviving Corporation or to merge Surviving Corporation with and into another corporation (other than with a member of its "qualified group" as said term is defined in Treasury Regulation 1.368-1(d)(4)(ii)) pursuant to the Merger), to sell or otherwise dispose of the stock of the Surviving Corporation or to cause the Surviving Corporation to sell or otherwise dispose of its assets except for dispositions made in the ordinary course of business, transfers described in
Section 368(a)(2)(c) of the Code, or sales or distributions for which reasonable arms-length consideration is received for the assets sold or disposed of.

     6.5 Dreams and Merger Sub are participating in the Merger for good and valid business reasons and not for tax purposes.

     6.6 Following the Effective Time of the Merger, Surviving Corporation has no present plan or intent to issue additional shares of its stock that would result in Dreams losing control of Surviving Corporation within the meaning of
Section 368(c)(1) of the Code, and will not do so voluntarily prior to one year following the Effective Time.

     6.7 Following the Effective Time of the Merger, Dreams and the Surviving Corporation intend to continue substantially all the historic business of the Company.

                                  ARTICLE VII
                                   SURVIVAL

     7.1  Survival.  All representations, warranties, covenants and agreements
          --------
contained in this Agreement or in any document delivered pursuant hereto shall survive the Closing and shall be fully effective and enforceable following the Closing.

                                 ARTICLE VIII
                              GENERAL PROVISIONS

     8.1  Amendment and Waiver.  No amendment or waiver of any provision of this
          --------------------
Agreement shall in any event be effective, unless the same shall be in writing and signed by Seller and Purchaser and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     8.2  Notices.  All notices, requests, demands and other communications
          -------
hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, as follows:

               (a)  If to Company or Shareholder:

                    c/o: Warren Greene
                    2 South University Drive, Suite 325
                    Plantation, Florida 33324

                    With a copy to:

                    Judith B. Greene
                    80 S.W. 8th Street, Suite 2550
                    Miami, Florida 33130-3004

               (b)  If to Dreams:

                    Dreams, Inc.
                    2 South University Drive, Suite 325
                    Plantation, Florida 33324

                    With a Copy to:

                    Atlas Pearlman, P.A.
                    350 East Las Olas Boulevard
                    Suite 1700
                    Fort Lauderdale, FL 33301
                    Attn:  Joel Mayersohn, Esq.

Any Party may change its address for receiving notice by written notice given to the others named above.

     8.3  Parties in Interest.  This Agreement shall inure to the benefit of and
          -------------------
be binding upon the parties named herein and their respective successors and assigns. Any assignment of this Agreement by a party hereto without the prior written consent of the other shall be void.

     8.4  Entire Transaction.  This Agreement and the other documents referred
          ------------------
to herein shall contain the entire understanding among of the parties with respect to the transactions contemplated hereby and shall supersede all other agreements and understandings among the parties.

     8.5  Applicable Law.  This Agreement shall be governed by and construed in
          --------------
accordance with the internal laws of the State of Florida, and the parties hereby consent exclusively to the jurisdiction of Florida courts over all matters relating to this Agreement.

     8.6  Headings.  This Section and other headings contained in this Agreement
          --------
are for reference purposes only and shall not affect in any way the meaning or interpretation of this offer.

     8.7  Expenses.  Except as otherwise expressly provided herein, each party
          --------
to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

     8.8  Counterparts.  This Agreement may be executed simultaneously in two or
          ------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     8.9  Incorporated Documents.  All exhibits, attachments and other documents
          ----------------------
to be delivered by parties hereto at or prior to the Closing Date are hereby incorporated in this Agreement by this reference.

     8.10 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     DATED as of the 9/th/ day of August, 2001.


                                 DREAMS


                                 Dreams, Inc., a Utah corporation

                                 By:________________________________
                                    Ross Tannenbaum, President

                                 THE COMPANY

                                 The Greene Organization, Inc., a Florida
                                 Corporation

                                 By:________________________________
                                    Warren H. Greene, President

                                 MERGER SUB

                                 Dreams/GOI Merger Sub, Inc., a Florida
                                 Corporation

                                 By:________________________________
                                    Ross Tannenbaum, Chief Executive Officer

                                 SHAREHOLDER:

                                 ____________________________________
                                 Warren H. Greene